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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

The following is a listing of all significant subsidiaries of Sento Corporation as of March 31, 1999. All subsidiaries conduct business either under the name of Sento Corporation or their respective legal names.

SUBSIDIARY                                STATE OR JURISDICTION OF INCORPORATION

Sento Consulting Corporation              Utah

Sento Technical Services Corporation      Utah

Sento Training Corporation                Utah

Sento Australia Pty. Limited              Australia